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PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated March 31, 1999,                   Registration No. 333-74725
as Supplemented to Date



PROSPECTUS SUPPLEMENT



                                3,000,000 Shares

                                  PROVANT, INC.

                                  COMMON STOCK

                                -----------------

         This Prospectus Supplement supplements our Prospectus dated March 31, 1999 (including the supplement thereto dated May 10, 1999) that forms a part of our Registration Statement on Form S-4 (File No. 333-74725). This Supplement should be read in conjunction with the Prospectus.

         On June 4, 1999, we acquired, in separate transactions, Solution Selling(R), a sole proprietorship based in Del Mar, California, and Sales Performance International, Inc., a corporation having its principal office in Charlotte, North Carolina. Solution Selling(R) is both a sales methodology and an organization of independent affiliates that help clients define, automate and implement the sales process. Sales Performance International is the world's largest provider of the Solution Selling(R) sales methodology. Since our initial public offering in May 1998, we have acquired 10 businesses. Each acquisition was accounted for under the purchase method of accounting.
The aggregate purchase price of these acquisitions consisted of $54.3 million in cash, $7.3 million in notes and 3,229,339 shares of common stock (valued for purposes of purchase accounting at approximately $40.7 million). Of these shares, 1,429,991 have been issued to date under the Registration Statement of which this Prospectus forms a part. The former owners of all but one of these businesses are entitled to receive contingent consideration based upon the future performance of these businesses. For accounting purposes, any contingent consideration paid in these acquisitions will be treated as additional purchase price.

         We regularly review potential acquisition candidates and have held preliminary discussions with a number of such candidates. In addition, at any given time we may have entered into one or more letters of intent or purchase agreements to acquire such acquisition candidates.





            The date of this Prospectus Supplement is June 11, 1999.